Exhibit 5.1

LDN:W, 3 Noble Street

London EC2V 7EE

Tel: +44 (0)20 8161-4000

Polestar Automotive Holding UK PLC

The Pavilions, Bridgwater Road

Bristol, United Kingdom BS13 8AE

10 October 2023

Dear Sirs

Polestar Automotive Holding UK PLC Registration Statement on Form F-3

We have acted as English legal advisers to Polestar Automotive Holding UK PLC (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

The Registration Statement relates to the registration for issue and sale by the Company of up to an aggregate of $1,000,000,000 in various securities of the Company, including (A) Class A ordinary shares of $0.01 each (the “Class A Shares”); (B) Class C-1 ordinary shares of $0.10 each (“Class C-1 Shares” and together with the Class A Shares, the “Shares”); (C) Class A American Depositary Shares representing Class A Shares; (D) Class C-1 American Depositary Shares representing Class C-1 Shares; (E) shares or fractional shares of preferred stock (including shares convertible into or exchangeable for other securities) (the “Preferred Shares”); (F) warrants; (G) rights; (H) units; (I) such other securities or obligations as the Authorised Officers (as defined below) or any of them may determine from time to time are appropriate or desirable to include in the Registration Statement; and (J) a combination of any of the foregoing (collectively, the “Securities”).

1.	DOCUMENTS AND SEARCHES

1.1	For the purposes of this opinion, we have examined:

(a)	the Registration Statement (including the Base Prospectus) filed with the SEC on 10 October 2023;

Alston & Bird (City) LLP (“Alston & Bird UK”) is a limited liability partnership registered in the U.S., but which practices in the UK from LDN:W, 3 Noble Street, London EC2V 7EE (“firm’s office”). A list of Alston & Bird UK’s members is available for inspection at the firm’s office. Alston & Bird UK is authorised and regulated by the Solicitors Regulation Authority with registered number 658074. Alston & Bird UK is connected with its affiliate in the U.S., Alston & Bird LLP, although they are two separate legal entities. The word “partner” denotes a member of Alston & Bird UK or an employee or consultant with equivalent standing and qualifications.

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(b)

a copy of the certificate of incorporation of the Company issued by the Registrar of Companies for England and Wales (“Companies House”) on 15 September 2021 and a copy of the certificate of incorporation on re-registration of a private company as a public company of the Company issued by Companies House on 5 May 2022;

(c)	the articles of association of the Company filed at Companies House on 5 May 2022 (the “Articles”);

(d)

a copy of the unsigned and redacted minutes of a meeting of the board of directors of the Company (the “Board”) held on 27 September 2023 (i) approving the Registration Statement; and (ii) authorising the executive officers of the Company (each an “Authorised Officer”) to cause the Registration Statement to be prepared, executed and filed with the SEC;

(e)

a copy of the minutes of the general meeting of the Company held at 9:25am (UK time) on 23 June 2022 at which it was resolved, inter alia, to authorise the directors to (i) allot up to a maximum amount of 5,000,000,000 Class A Shares and 16,000,000 Class C-1 Shares; and (ii) allot equity securities pursuant to such authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment; and

(f)	a copy of the officers’ certificate dated 9 October 2023 of the Company addressed to us (the “Certificate”),

the documents at paragraphs 1.1(a) to (f) above being the “Documents”. We have not examined any other documents.

1.2	Using the name of the Company as it appears in this opinion, the searches described in paragraphs 1.3 and 1.4 below have been undertaken. We have not carried out any other searches or enquiries.

1.3

At approximately 11:10 am (UK time) today we (by telephone or by using services provided by Legalinx Limited trading as GlobalX) made a search of the winding up register and the administration register of the Central Registry of Winding Up Petitions at the Companies Court in London (“Central Registry Search”). This search did not reveal that any winding-up petition had been presented or winding-up order made against the Company in England and Wales. Nor did the search reveal that a notice of intention to appoint an administrator, a notice of appointment of an administrator, an administration order or an application for the making of an administration order had been filed at the High Court of Justice in London in respect of the Company.

1.4

At approximately 11:10 am (UK time) today, we carried out a search of the Company’s insolvency files at Companies House (the “Companies Registry Search”). The Companies Registry Search did not reveal that any order or resolution for the winding-up of the Company has been made, nor that any administration order has been made in respect of the Company, nor that any administrator, receiver, administrative receiver or liquidator has been appointed.

2.	SCOPE

(a)

This opinion is confined to matters of English law as in force and as interpreted at the date of this opinion and is given solely in connection with the Registration Statement. We have no obligation or duty to (i) advise you of any changes in any such laws or interpretation which may arise and/or take place after the date of this opinion and/or (ii) update this opinion by reference to any such changes. We express no opinion on matters of fact.

(b)

We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction and we have not investigated the laws of any other country other than England and Wales and we assume that no foreign law affects any of the opinions stated in paragraph 4.

(c)	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this opinion.

(d)

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this opinion, or that no material facts have been omitted therefrom.

(e)

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement and any relevant Prospectus, or that no material facts have been omitted therefrom.

(f)	This opinion is given by Alston & Bird (City) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

3.	ASSUMPTIONS

In giving this opinion we have assumed without investigation or enquiry that:

(a)	where any document or agreement is examined by us in draft form, it has been executed in the form of that draft;

(b)	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

(c)	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

(d)

where a person executing a Document has used the Docusign platform (or any other electronic signature platform) to execute such Document, the relevant individual signing has executed the relevant Document by application of that individual’s electronic signature within the Docusign platform (or other electronic signature platform) and that individual’s signature was applied using a method that identifies the individual who provided the signature and indicates that individual’s approval of the Document;

(e)

all documents submitted to us as originals or copies are authentic and complete, all signatures, stamps and seals are genuine, and all copies conform to the original documents, and a copy includes any fax copy, any portable document format copy and any other electronic or other copy;

(f)	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

(g)

the Companies Registry Search revealed all matters required by law to be notified to Companies House and the information revealed is complete and accurate as of the date of the Companies Registry Search and will be complete and accurate as at the date of the Registration Statement and as at each date on which the Company allots or issues Securities (each, a “Bring-Down Date”); and further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

(h)

the information revealed by the Central Registry Search is complete and accurate as of the date of such search and will be complete and accurate as at each Bring-Down Date and further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

(i)

the contents of the Certificate and all certifications, facts, statements and confirmations contained therein were true when given and will remain true, complete and up to date as at each Bring-Down Date and there is no matter not referred to in the Certificate which would make any of the information in the Certificate incorrect or misleading;

(j)	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this opinion and as at each Bring-Down Date;

(k)

the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus has been filed with the SEC and an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder prior to any issue of Securities;

(l)

to the extent that the obligations of the Company under any purchase, underwriting or similar agreement pursuant to which Securities will be sold or issued or any other document to be entered into in connection with any offering of Securities pursuant to the Registration Statement and any relevant Prospectus (each a “Relevant Agreement” and collectively, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement: (i) is duly incorporated or established and validly existing under the jurisdiction of its incorporation or establishment; (ii) had at the time of entry into each of the Relevant Agreements the capacity, power and authority to enter into and to exercise its rights and perform its obligations under such Relevant Agreement; and (iii) has taken all actions and obtained all necessary consents required to authorise the execution, delivery and performance of the Relevant Agreements to which it is a party and that such party has duly authorised, executed and delivered such Relevant Agreements in accordance with such authorisations and all other applicable requirements, and the foregoing remains the case as at each Bring-Down Date;

(m)	the Relevant Agreements are on bona fide arm’s length commercial terms and have been entered into for bona fide commercial purposes and for full value;

(n)

all parties to the Relevant Agreements (and their respective directors, officers, employees, agents and advisers) are dealing in good faith and in the absence of fraud, coercion, duress, undue influence, breach of duty or breach of trust and there are no such matters which might affect the allotment and issue of any Securities that may be issued pursuant to the Registration Statement and any relevant Prospectus;

(o)

the parties to the Relevant Agreements have complied (and will continue to comply as at each Bring-Down Date) with all applicable anti-terrorism, anti-corruption, anti-money laundering, national security, sanctions and human rights laws and regulations, and performance and enforcement of each Relevant Agreement is, and will continue to be, consistent with all such laws and regulations;

(p)

there are no provisions of the laws of any jurisdiction outside England which would be contravened by the execution, delivery or performance of the Relevant Agreements and, in so far as any obligation under the Relevant Agreements falls to be performed in any jurisdiction outside England, its performance will not be illegal or adversely affected by virtue of the laws (including public policy) or regulations of or applicable in that jurisdiction and all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this opinion legal, valid and binding under the laws by which they are (or are expected to be) governed;

(q)	the Securities will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;

(r)

each Relevant Agreement (and any other documents referred to therein) constitutes or will constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(s)	all secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(t)

in respect of the Company, as at the date hereof and each Bring-Down Date: (i) it is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; (ii) no receiver or administrative receiver has been appointed in relation to any of its assets or undertaking; (iii) no resolution has been passed and no petition has been filed for its winding-up; (iv) no steps have been taken for its dissolution or for its striking off, no application has been made for the appointment of a liquidator or provisional liquidator in respect of it; (v) no application for an administration order or filing of a notice of intention to appoint an administrator has been presented in relation to it and no administration order has been made or administrator has been appointed in relation to it; (vi) no steps have been taken to obtain a moratorium; and (vii) no analogous event, step or procedure to those set out in this paragraph has occurred or been taken in respect of it in any other jurisdiction;

(u)

in authorising the Registration Statement and any relevant Prospectus and the transactions contemplated thereby, the directors of the Company exercised their powers in accordance with their duties under all applicable laws and the Articles and, without limitation, in the belief that the issuance of Securities pursuant to the Registration Statement and any relevant Prospectus would be most likely to promote the success of the Company for the benefit of its members as a whole;

(v)

the resolutions of the shareholders of the Company referred to in paragraph 1.1(e) above were duly passed by the requisite number of members of the Company in accordance with the requirements of the Company’s Articles and all other applicable requirements at a properly convened general meeting of the members of the Company at which a quorum was presented throughout and that the resolutions passed and decisions taken at such general meeting have not been amended or rescinded and are, and will remain as at each Bring-Down Date, in full force and effect;

(w)

the Shares contemplated to be offered under the Registration Statement and any relevant Prospectus will be allotted and issued pursuant to the authority and power granted to the directors of the Company pursuant to section 551 and section 570 of the Companies Act, respectively, and that authority and that power are and shall remain unutilized to a sufficient extent to enable the allotment and issue of any Shares contemplated to be issued pursuant to the Registration Statement and any relevant Prospectus, and that the directors shall not allot or issue (or purport to allot or issue) any Shares and shall not grant rights (or purport to grant rights) to subscribe for any Shares, or convert any security into Shares, in excess of such authorities or powers or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Shares;

(x)	any issue of Securities shall have been duly approved by the Board or a duly authorised committee of the Board in accordance with the Articles and the requirements of all applicable laws;

(y)

the minutes of the meeting of the Board referred to in paragraph 1.1(d) above are a true record of the proceedings at such meeting, including the resolutions passed at such meeting, and the signed version of the minutes of such meeting will be identical to those which we have received, examined and are attached to the Certificate and that such meeting and any meeting to approve the issue of Securities as referred to in paragraph 3(x) was and will be a duly conducted and duly constituted and convened meeting of duly appointed directors of the Company at which a quorum was or will be present throughout, that the proceedings at each relevant meeting were or will be conducted in accordance with the Companies Act and the Articles and the resolutions passed and decisions taken at such relevant meeting have not been, and will not be, amended or rescinded and will remain as at each Bring-Down Date in full force and effect and the minutes have been duly signed by the chairman of the meeting and filed in the Company’s statutory books;

(z)	no Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

(aa)

at the time of each allotment and issue of Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

(bb)

any right to purchase Shares will be exercised, and Shares to which holders of Securities are entitled thereupon will be allotted and issued, in accordance with the terms of the Relevant Agreements and the relevant Securities;

(cc)

all consents, licenses, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

(dd)

no Securities have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Securities in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(ee)

in issuing Securities, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA and each person involved in or dealing with the Company in connection with the offering of Securities which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the FSMA) is an authorised person or exempt person under the FSMA;

(ff)

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Securities or otherwise in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

(gg)

no application has been or will be made for any Securities to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

4.	OPINION

On the basis of and subject to the (i) statements made in paragraph 2 above, (ii) assumptions made in paragraph 3 above and (iii) qualifications set out in paragraph 5 below, we are of the opinion that as at the date of this opinion:

(a)	the Company is a company duly incorporated in England and validly existing under the laws of England and Wales;

(b)	the Company has taken all necessary corporate action to allot, issue and deliver the Securities, as contemplated by the Registration Statement; and

(c)

when issued, delivered and paid for as contemplated in the Registration Statement and any relevant Prospectus, and in accordance with the terms of a duly authorised, executed and delivered purchase, underwriting or similar agreement, the Shares, the Shares issuable upon conversion of the Preferred Shares and the Shares underlying the warrants and units have been or will be validly issued, fully paid or credited as fully paid (subject to receipt of valid consideration by the Company for the issuance or conversion thereof as contemplated by the Registration Statement), and will not be subject to any call for payment of further capital.

5.	QUALIFICATIONS

Without prejudice to paragraph 2(a) above, this opinion is subject to the following qualifications:

(a)

we have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(b)

any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing at Companies House, (iv) the possibility of delays at Companies House in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

(c)

any Central Registry Search is limited to revealing matters specifically referred to in paragraph 1.3. The search is not capable of being conclusive. Errors and mis-filings may occur. There may be delays in entering details on to the winding-up register and/or administration register or a winding-up order or administration order may be made before the relevant application or petition has been entered on the relevant register. In so far as it relates to matters relating to administration and administrators, the Central Registry Search will not reveal applications made to, or orders made by or notices filed with a court other than the High Court of Justice in London. The Central Registry Search will only show winding-up petitions presented since June 1994;

(d)	this opinion is not designed to, and is not likely to, reveal fraud, misrepresentation, bribery or corruption by any person or party;

(e)	we have made no enquiries of any individual connected with the Company; and

(f)

the opinion set out in paragraph 4(c) relates only to Shares offered or sold from time to time pursuant to the Registration Statement that are new Securities issued by the Company from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing as at the date of this opinion which may be offered or sold from time to time.

6.	GOVERNING LAW AND BENEFIT OF OPINION

This opinion and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law and any action arising out of it is subject to the exclusive jurisdiction of the English courts.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement. This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, for information only and on a non-reliance basis (and without creating any assumption of duty on our part to any person other than the Company). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Nothing in this opinion shall waive any privilege or confidentiality in any document or advice whatsoever.

Yours faithfully

/s/ Alston & Bird (City) LLP

Alston & Bird (City) LLP